CONTACT:

Bell Industries, Inc.
Kevin Thimjon
317-704-6000

PondelWilkinson Inc.
Roger Pondel/Angie Yang
310-279-5980

BELL INDUSTRIES REPORTS 2007 FIRST QUARTER RESULTS

Indianapolis, IN – May 15, 2007 – Bell Industries, Inc. (AMEX:BI) today reported revenues from continuing operations of $46.2 million for its three months ended March 31, 2007, representing an 85.1 percent increase over $25.0 million in the corresponding period a year ago.

“Our performance in the first quarter is indicative of the investments we have made to enhance the overall value of Bell Industries,” said John A. Fellows, chief executive officer. “We believe these investments will lead to improved profitability in the near term. In addition, we continue to make progress positioning each of our divisions to be leaders in their respective markets.”

On January 31, 2007, the company completed the acquisition of substantially all of the assets of SkyTel Corp., an indirect subsidiary of Verizon Communications Inc. For the two months of the 2007 first quarter since the acquisition, SkyTel posted net revenues of $16.7 million and operating income of $703,000, including depreciation, amortization, and accretion expense totaling $966,000.

“Beginning in the 2007 second quarter, we expect SkyTel, with a full three month’s contribution to revenues, will become our largest operating unit,” Fellows said. “During the quarter, a number of significant cost reduction initiatives were successfully completed within SkyTel to enhance overall profitability. The recently announced leadership team began to capitalize on several emerging wireless technologies. In particular, the near term prospects of our SkyGuard and FleetHawk product offerings are exciting as they relate to the rapidly growing vehicle reassurance and mobile resource management markets.”

Net revenues at Bell’s Technology Solutions division increased 31.9 percent to $18.9 million in the 2007 first quarter from $14.3 million in the prior-year period. Services revenues increased 29.5 percent to $10.2 million in the 2007 first quarter from $7.9 million a year earlier, benefiting from a large-scale customer relationship management (CRM) engagement commenced in 2006. Product revenues rose 34.9 percent to $8.7 million from $6.4 million in the year-ago first quarter. While the new CRM engagement and several sizable component sales transactions contributed to the strong increase in product revenues, they adversely impacted the company’s profitability in the current first quarter. The division posted an operating loss of $1.1 million in the 2007 first quarter, compared with an operating loss of $818,000 in the year-ago first quarter, principally reflecting operating losses from a slower-than-anticipated ramp up of a new customer relationship management engagement, reduced product gross profit and increased product and services selling and administrative costs.

“The CRM industry is continuing to grow rapidly, as evidenced by solid levels of potential new business currently in our pipeline,” Fellows said. “We continue to focus a majority of our business development efforts in this sector, and remain confident that our leadership will deliver improved results to our bottom line in the coming quarters. We are also pleased to have been awarded during the quarter a two-year extension of a repair depot servicing engagement valued at approximately $8 million annually.”

At Bell’s Recreational Products Group (RPG), net revenues totaled $10.7 million for both the 2007 and 2006 first quarters. “I’m very pleased that we were able to maintain our revenue base while overall trends for the marine and RV industries were in decline,” Fellows added. “We continue to successfully execute a number of key operational initiatives that should lead to revenue gains going forward.” Warm winter conditions in key markets contributed to a shift in product mix that included a higher volume of lower-margin sales during the current quarter. In addition, the division posted higher selling, general and administrative expenses associated with the addition of business development resources, increased freight costs and a move to a new distribution facility. RPG incurred an operating loss of $378,000 in the current first quarter, compared with an operating income of $260,000 in the year-ago first quarter.

Bell Industries posted a net loss in the 2007 first quarter of $1.5 million, or $0.18 per share. In the prior-year first quarter, the company incurred a net loss of $1.3 million, or $0.16 per share, which included income from discontinued operations, net of tax, of $355,000, equal to $0.04 per share. In May 2006, Bell sold substantially all of the assets of J.W. Miller, its smallest business unit to Bourns, Inc.

Fellows concluded, “We are excited about the near term prospects for both revenue growth and improved profitability. We remain committed to creating additional growth vehicles for the company, and we look forward to keeping our shareholders apprised of our continued progress during this exciting phase of expansion.”

About Bell Industries, Inc.

Bell Industries is comprised of three diversified operating units, Bell’s Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from customer relationship management (CRM) and managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle market, including marine, snowmobile, cycle and ATV.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to the company’s ability to successfully integrate its acquisition of SkyTel and the successful servicing of its new large-scale CRM engagement, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

# # #

(TABLES FOLLOW)
Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

Three months ended March 31	2007	2006
Net revenues
Products	$19,355	$17,093
Services	26,841	7,870

Total net revenues	46,196	24,963

Costs and expenses
Cost of products sold	16,327	13,690
Cost of services provided	17,839	6,657
Selling, general and administrative expenses	15,119	6,534
Interest expense (income), net	371	(75)
Gain on sale of assets	(1,976)

Total costs and expenses	47,680	26,806

Loss from continuing operations before income taxes	(1,484)	(1,843)
Income tax expense (benefit)	23	(168)

Loss from continuing operations	(1,507)	(1,675)

Income from discontinued operations, net of tax	—	355

Net loss	$(1,507)	$(1,320)

Basic and diluted share and per share data
Loss from continuing operations	$(.18)	$(.20)

Net loss	$(.18)	$(.16)

Weighted average common stock	8,600	8,563

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$8,683	$6,436
Services	10,190	7,870

	18,873	14,306
SkyTel	16,651
Recreational Products	10,672	10,657

Total net revenues	$46,196	$24,963

Operating income (loss)
Technology Solutions	$(1,050)	$(818)
SkyTel	703
Recreational Products	(378)	260
Corporate costs	(2,364)	(1,360)

Total operating loss	(3,089)	(1,918)
Gain on sale of assets	(1,976)	—
Interest expense (income), net	371	(75)
Income tax expense (benefit)	23	(168)

Loss from continuing operations	$(1,507)	$(1,675)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)

	March 31,	December 31,
	2007	2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,150	$3,637
Accounts receivable	33,323	16,835
Inventories	10,330	9,548
Prepaid expenses and other	6,486	2,761

Total current assets	51,289	32,781

Fixed assets, net	26,878	3,553
Intangible assets, net	5,469	—
Other assets	2,165	1,641
Acquisition deposit	—	3,450
Acquisition related costs	—	1,689

Total assets	$85,801	$43,114

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Floor plan payables	$359	$213
Accounts payable	17,571	12,419
Payable to seller	7,385	—
Deferred revenue	7,319	—
Accrued payroll	4,358	1,922
Accrued other liabilities	10,685	6,684

Total current liabilities	47,677	21,238

Revolving credit facility	3,994	—
Convertible note	8,348	—
Other long-term liabilities	7,644	3,622

Total liabilities	67,663	24,860

Shareholders’ equity	18,138	18,254

Total liabilities and shareholders’ equity	$85,801	$43,114